UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 14, 2012

Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

744 Horizon Court, Suite 350 Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 245-9410
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided under the heading “Resignation of Milton P. Webster III” in Item 5.02 below is hereby incorporated by reference to this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Directors and Director Compensation. On February 14, 2012, the Board of Directors of AgFeed Industries, Inc. (the “Company”) appointed H. David Sherman and Todd Zelek as members of the Board of Directors of the Company with terms expiring at the 2012 annual meeting of stockholders. Neither Messrs. Sherman nor Zelek was appointed to the Company’s Board of Directors pursuant to any arrangement or understanding with any other person. Additionally, neither Messrs. Sherman nor Zelek have an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of Messrs. Sherman and Zelek, along with our other continuing non-employee directors (other than K. Ivan F. Gothner), will receive an annual retainer, payable quarterly, in the amount of $25,000 for their respective service on the Board of Directors and, subject to an annual cap of $50,000, an additional annual retainer, payable quarterly, in the amount of $25,000 for their services on each of the audit committee, compensation committee, and nominating and corporate governance committee. Also on February 14, 2012, each of Messrs. Sherman and Zelek, along with Bruce K. Ginn, received a stock option award, each with a ten-year term, to purchase 150,000 shares of common stock, vesting in equal installments on the first, second and third anniversary of the date of grant.

Going forward, Messrs. Sherman and Zelek will be compensated for services as a director on the same basis as other non-employee directors of the Company, including annual retainers for board and committee service and eligibility to receive other stock-based awards as may be approved from time to time by the Board of Directors of the Company.

Realignment of the Board Committees. Effective February 14, 2012, each of the following committees of the Board of Directors were reconstituted as follows:

Audit Committee
H. David Sherman (Chairman and Audit Committee Financial Expert)
Bruce K. Ginn
Lixiang Zhang

Compensation Committee
H. David Sherman (Chairman)
Bruce K. Ginn
Todd Zelek

Nominating and Corporate Governance Committee
Todd Zelek (Chairman)
Bruce K. Ginn
Lixiang Zhang

Resignation of Milton P. Webster III. Effective February 14, 2012, Milton P. Webster III resigned as a director of the Company. With the completion of the work of the special committee of the Board of Directors, of which Mr. Webster served as Chairman, Mr. Webster wished to devote his time to his ongoing business activities. In connection with his resignation and in order for the Company to avail itself of Mr. Webster’s advice and counsel, the Company entered into a consulting agreement, dated as of February 14, 2012 (the “Consulting Agreement”), with Mr. Webster and Anchor Equities, LLC (“Anchor”), a Florida limited liability company of which Mr. Webster is a managing member, pursuant to which Anchor will provide consulting services to the Company for a period of two years. The Consulting Agreement provides for: (i) a monthly consulting retainer at the rate of $180,000 per year, payable in equal monthly installments over the term of the Consulting Agreement, and (ii) a payment of $19,740 for the purchase of his previously issued restricted stock award of 50,000 shares of common stock, at a price per share of $0.3894. Under certain circumstances set forth in the Consulting Agreement, the monthly consulting retainers may be accelerated.

The Consulting Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01	Regulation FD.

Mr. Sherman is a tenured Full Professor of Accounting at Northeastern University’s College of Business Administration and is a CPA. He has served on the faculty of the Sloan School of Management at MIT and as a visiting faculty member at INSEAD, in Fontainebleau, France, and the Naval Postgraduate School, in Monterey, California. Mr. Sherman was the Academic Fellow in the Division of Corporate Finance of the Securities and Exchange Commission, in Washington, D.C., during the year ended July 2005. Mr. Sherman co-authored “The Audit Committee’s New Agenda,” which appeared in the Harvard Business Review (June 2009). He is also co-author of Profits You Can Trust: Spotting and Surviving Accounting Landmines, also published in a Chinese edition. Mr. Sherman has been an invited speaker on U.S. and international shareholder reporting issues at national professional and academic meetings in the United States, South America, Europe, China, and Japan. He has also served as a director and manager of several businesses, and has consulted on financial performance issues with major corporations, banks, and the Financial Accounting Standards Board. Mr. Sherman currently is a board member of China HGS Real Estate (Hanzhong, China), Kingold Jewelry Inc. (Wuhan, China) and D-Tree International (Boston). He holds an MBA and a Doctorate degree from Harvard Business School and an AB in Economics from Brandeis University.

Mr. Zelek has served as the Chairman and Chief Executive Officer of Cavitation Technologies, Inc., an innovative leader in processing liquids, fluidic mixtures, emulsions and suspended solids, since June 14, 2011. From 2001 until joining Cavitation Technologies, Inc., he was retired from active executive management employment and was engaged in managing his own investment portfolio. Mr. Zelek was formerly a private investor and investment banker, and served as Managing Director, Internet Group Head and Co-Head of the Los Angeles investment banking office for Lehman Brothers, Inc. from 1995 through 2001. Prior to that, he was a Managing Director and head of the Thrift Industry practice at Salomon Brothers in Los Angeles and New York. Mr. Zelek began his career as an investment banker at Smith Barney in 1982. He earned a master's degree from the Sloan School of Management at MIT in 1982 and graduated with distinction from Cornell University in 1979.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Agreement, dated as of February 14, 2012, among AgFeed Industries, Inc., Milton P. Webster III and Anchor Equities, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: February 21, 2012

	By:	/s/ K. Ivan F. Gothner
K. Ivan F. Gothner
Chairman of the Board and
Interim Chief Executive Officer